Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Rae Covington	408-523-2161

INTUITIVE SURGICAL ANNOUNCES PRELIMINARY FOURTH QUARTER 2008 REVENUE RESULTS

SUNNYVALE, CALIF. January 7, 2009 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today announced preliminary fourth quarter 2008 revenue of approximately $232 million, increasing 22% from $189 million for the fourth quarter of 2007. Preliminary annual revenue for 2008 is expected to be approximately $875 million, increasing 46% from $601 million for the year ended 2007.

da Vinci procedures increased approximately 60% for the year to approximately 136,000 procedures, up from approximately 85,000 procedures performed in 2007. Procedure growth was primarily driven by the strength of the Urologic and Gynecologic specialties.

Intuitive sold 85 da Vinci ® Surgical Systems during the fourth quarter of 2008, bringing the total number of Systems sold for the year to 335. 55 of the total 85 Systems sold in the fourth quarter of 2008 were in the United States, while 30 Systems were sold internationally.

Fourth quarter 2008 instruments and accessories revenue increased approximately 45% to $82 million from $56 million during the fourth quarter of 2007. Fourth quarter 2008 da Vinci ® Surgical Systems revenue increased approximately 5% to $114 million from $108 million during the fourth quarter of 2007. Fourth quarter 2008 service revenue increased approximately 46% to $36 million from $25 million during the fourth quarter of 2007.

The Company expects revenue to increase approximately 15% in 2009 reflecting increased instrument, accessory and service revenue, while systems revenue is expected to remain relatively flat.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “Our system sales in the quarter reflect the challenging global economic and financial market environment. At this point, we believe that uncertainty in global economic markets will make forecasting system placements difficult into 2009. Procedure growth remained strong worldwide. We continue to believe that procedures are the leading indicator for the strength of our business.”

Intuitive is scheduled to report its 2009 fourth quarter results in a webcast and conference call on January 22, 2009, at which point the Company will discuss in more detail the results of the quarter and guidance for 2009. Dial-in and webcast access information is available in the Investor Relations section of the Intuitive Surgical website at: http://www.intuitivesurgical.com.

About Intuitive’s Products:

The da Vinci® Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite®

3-D, high definition vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist® Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci® Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

Intuitive®, da Vinci®, da Vinci® S™, InSite®, and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of the global economic recession and tightening credit market and related impact on health care spending; timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products, the results of the year end audit, and the other factors detailed from time to time under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2007, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “preliminary”, “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. The 2008 financial data for the fourth quarter of 2008, year end 2008 and related discussions presented in this press release are preliminary, unaudited and unreviewed and reflect Intuitive’s current estimates and are subject to change. They should be viewed as reflecting Intuitive’s current expectations and with due regard to items still to be completed. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.